Exhibit 4.13

ELEVENTH AMENDMENT

TO THE
SEARS 401(k) SAVINGS PLAN

(as Amended and Restated Effective as of January 1, 2000)

     Pursuant to the authority reserved to the Company at Section 14, of the Sears 401(k) Savings Plan (the “Plan”), the Plan is hereby amended, effective June 1, 2005:

     1. Subsection 1.3 is hereby revised to read as follows:

     1.3 Plan Administration, Trustee Responsibility. The authority to control and manage the noninvestment operations of the Plan is vested in the Company, as more fully described in subsection 13.1. Except as otherwise expressly provided herein, the Company shall have the rights, duties and obligations of an “administrator” as that term is defined in Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and of a “Plan Administrator” as that term is defined in Section 414(g) of the Code. All assets of the Plan will be held, managed and controlled by one or more trustees (the “Trustee”) acting under a “Trust” established pursuant to a “Trust Agreement” which forms a part of the Plan. The Company may also appoint an outside recordkeeper (“Recordkeeper”) to maintain the records of Participants’ Accounts under the Plan and to handle other administrative matters.

     3. Subsection 6.1 is hereby revised to read as follows:

     6.1 Investment Funds. The Investment Committee shall determine the number and type of “Investment Funds” to be offered under the Plan, including the number of mutual funds, and the number that are not mutual funds, and the investment style of each option, including, without limitation, active or passive management style, growth or value investment orientation, composition of debt and equity securities and focus on domestic or international securities, in accordance with the provisions of subsection 13.11. The Investment Committee in its discretion may change the number of Investment Funds offered, and the Investment Committee may, in accordance with subsection 13.11, in its discretion, change the investment strategy or categories of permitted investments of any Investment Fund for which it is responsible without prior notice to Participants. One of the Investment Funds shall be the “Sears Holdings Stock Fund,” which shall be invested in Sears Holdings shares and cash or cash equivalents held for liquidity purposes, which shall be a part of the ESOP.

     3. The reference to “the Named Fiduciary” is hereby deleted from subsection 6.3.

     4. The second and third sentences of subsection 6.5 are hereby revised to read as follows:

The percentage of assets held in each Investment Fund in cash or cash equivalents may differ from Fund to Fund and from time to time, as considered appropriate by the Investment Committee in accordance with subsection 13.11 in the case of all Investment Funds excluding mutual funds and commingled funds. The rate of return of each Investment Fund will be a combination of the short term earnings (or losses) on the cash portion of the Fund and the earnings (or losses) of the securities or other investments in which such Fund is primarily invested, determined in accordance with uniform rules established by the Investment Committee as the case may be.

     2. Subsection 13.8 is hereby revised to read as follows:

     13.8 Indemnification of Individuals Acting on Behalf of the Company. To the full extent permitted by law and to the extent not covered by any applicable insurance policy, any person acting on behalf of the Company with respect to the Plan (other than the Advisor and any Investment Manager) will be indemnified by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by, or asserted against such person by reason of the performance of the functions delegated to such person by the Plan Administrator if such person did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

     2. Subsection 13.10 is hereby revised to read as follows:

     13.10 Appointment of Investment Committee. An “Investment Committee” shall be appointed by the Company and shall consist of not less than three individuals who shall be “named fiduciaries,” as described in Section 402 of ERISA.

     4. Subsection 13.11 is hereby revised to read as follows:

          13.11 General Powers, Rights and Duties of the Investment Committee. Except as otherwise specifically provided and in addition to the powers, rights and duties specifically given to the Investment Committee elsewhere herein and in the Trust Agreement, the Investment Committee shall have the following rights, powers and duties:

(a)	to review and approve investment policy guidelines recommended by the “Advisor” (described at subsection 13.13);

(b)	to determine the number and types of investment choices available to Participants, consistent with the Company’s philosophy;

(c)	subsequent to the determination of the number and types of investment options to be offered, based on the advice of the Advisor, (A) to select the mutual funds offered; and (B) to appoint the Investment Managers as defined in Section 3(38) of ERISA (“Investment Managers”) for the options offered that are not mutual funds, all in accordance with, and subject to the terms, conditions and limitations of subsection 6.1;

(d)	to execute and direct the trustee to execute, any agreements, representations and other documents with brokers, dealers, futures commission merchants and other counterparties necessary or appropriate to facilitate investment transactions for the Plan;

(e)	to direct the Trustee to the extent required under the terms of any trust agreement, or to appoint an Investment Manager, including, but not limited to, Sears Investment Management Co. (“SIMCO”) with the authority to so direct the Trustee, with respect to the acquisition, retention and disposition of Plan assets in the Sears Holdings Stock Fund portion of the ESOP and with respect to the exercise of investment powers, authorities and discretions relating to such assets;

(f)	to furnish the Trustee, and the Company with such information as may be required by them for any purpose related to the Plan;

(g)	to adopt such rules of procedure and regulations as in the Investment Committee’s opinion may be necessary for the proper and efficient performance of the Committee’s duties and responsibilities;

(h)	to review and monitor the performance of the Advisor, and to provide recommendations to Sears Holdings Corporation as they deem necessary regarding the termination and replacement of the Advisor;

(i)	to appoint a Secretary, who may, but need not, be a member of the Investment Committee, and to employ such other agents, attorneys, accountants, investment advisors and other persons and to delegate to them and allocate among them, in writing, such powers, rights and duties as the Investment Committee may consider necessary or advisable to properly carry out the Investment Committee’s responsibilities, and in the same manner to revoke such delegation and allocation; the acceptance of such written allocation or delegation shall also be in writing; any action of the delegate or person to whom responsibilities have been allocated shall have the same force and effect for all purposes hereunder as if such action had been taken by the Investment Committee; neither the Investment Committee nor any of its members shall be liable for the acts or omissions of such delegates or persons to whom responsibilities have been allocated except as required by law; and

(j)	to appoint, terminate and replace Trustees and custodians of the Plan.

     5. Subsection 13.12 is hereby revised to read as follows:

     13.12 Manner of Action by Investment Committee. In the performance of the Investment Committee’s duties, the following provisions shall apply where the context admits:

(a)	An Investment Committee member, by written instrument, may delegate any or all of his rights, powers, duties or discretions to any other Committee member, with the consent of the latter.

(b)	The Investment Committee may act by meeting or by a written instrument signed without meeting and may execute any document by signing one document or concurrent documents. Actions of the Investment Committee may be communicated by telephone by the Secretary of the Investment Committee, a majority of the members of the Investment Committee or any member of the

Investment Committee designated by a majority of the members of the Investment Committee.

(c)	An action or decision of a majority of the members of the Investment Committee as to a matter shall be as effective as if taken or made by all members of the Investment Committee, but, except to the extent otherwise expressly provided by law, no member of the Investment Committee who dissents from any action or decision of the majority of the Investment Committee shall be liable or responsible for such action.

(d)	If, because of the number qualified to act, there is an even division of opinion among the members of the Investment Committee as to any matter, a disinterested party selected by the Investment Committee shall decide the matter and his decision shall control.

(e)	The certificate of the Secretary of the Investment Committee or of a majority of the members of the Investment Committee that the Investment Committee has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

     6.     Subsection 13.13 is hereby revised to read as follows:

     13.13 General Powers, Rights and Duties of the Advisor. Sears Holdings Corporation acting through the Finance Committee of its Board of Directors shall appoint an investment advisor (the “Advisor”). The Advisor shall have the responsibility for:

(a)	the development and recommendation to the Investment Committee of investment policy guidelines;

(b)	the development and recommendation to the Investment Committee (or approval through the recommendation of a fund) of the investment guidelines and asset classes for each investment option;

(c)	the monitoring of the performance of Investment Managers and notifying the Investment Committee of any material events affecting the performance of those managers, and recommendations to the Investment Committee as to the selection, termination and replacement of such Investment Managers, and the monitoring of the performance of the mutual funds or commingled funds selected by the Investment Committee, and the recommendations to the Investment Committee as to the replacement of such funds;

(d)	performing Investment Manager searches for the Investment Committee;

(e)	the negotiation of the business and commercial terms and conditions of the appointment of an Investment Manager for any investment option (other than a mutual fund) offered under the Plan;

(f)	ensuring (i) the proper coordination and communication among Investment Managers, including, but not limited to, matters relating to the allocation of responsibility among Investment Managers, and (ii) the proper coordination between Investment Managers and the trustees of the Trusts, including with respect to investment directions, proxy voting, securities lending;

(g)	organizing meetings with the Investment Committee to discuss the performance of the appointed Investment Managers; and

(h)	such additional services as the Finance Committee or Investment Committee shall designate.

     8. Subsection 13.15 is hereby deleted.